Energy XXI Announces Subsidiary’s Cash Tender Offer
For its 16% Second Lien Junior Secured Notes Due 2014

HOUSTON – Nov. 29, 2010 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) announced today an offer by its wholly owned subsidiary, Energy XXI Gulf Coast, Inc., to purchase for cash any and all of its 16% Second Lien Junior Secured Notes due 2014 (other than those notes that were called for redemption on Dec. 9, 2010 pursuant to the notice of redemption dated Nov. 9, 2010). Energy XXI (Bermuda) Limited has unconditionally guaranteed the obligations of Energy XXI Gulf Coast, Inc. under the notes.

The total consideration for the notes tendered and accepted for purchase pursuant to the tender offer will be determined as specified in the tender offer documents, on the basis of a yield to the first redemption date for the notes (June 15, 2011) equal to the sum of (i) the yield (based on the bid side price) of the 1.125% U.S. Treasury Security due June 30, 2011, as calculated by the Dealer Managers in accordance with standard market practice on the price determination date, as described in the tender offer documents, plus (ii) a fixed spread of 50 basis points.

Each holder who validly tenders (and does not validly withdraw) its notes on or prior to 5:00 p.m., EST, on Dec. 16, 2010 (the "Early Participation Payment Deadline") will be entitled to an early participation payment (the "Early Participation Payment"), which is included in the total consideration set forth above, of $30.00 for each $1,000.00 principal amount of notes tendered by such holder if such notes are accepted for purchase pursuant to the offer. Holders who tender notes after this date but prior to the expiration of the offer will receive only the tender consideration, which is equal to the total consideration less the Early Participation Payment.  The company may accept and pay for any notes at any time after the Early Participation Payment Deadline.  All holders whose notes are tendered and accepted for purchase will also receive accrued and unpaid cash interest up to, but not including, the applicable payment date.

The offer is scheduled to expire at 12:00 midnight EST on Dec. 30, 2010, unless extended or earlier terminated. The offer is subject to the satisfaction or waiver of certain conditions, including consummation of the previously announced acquisition of assets from ExxonMobil and a private placement of debt securities. The offer is not subject to the receipt of any minimum amount of tenders.

The complete terms and conditions of the offer are set forth in an Offer to Purchase and related Letter of Transmittal that are being sent to holders of notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Depositary and Information Agent for the Offer, D.F. King & Co., Inc. at (888) 628-1041 (US toll free).

RBS Securities Inc. and UBS Investment Bank are the Dealer Managers for the tender offer. Questions regarding the offer may be directed to RBS Securities Inc. at (877) 297-9832 (toll-free) and (203) 897-6145 (collect) or to UBS at (888) 719-4210 (toll-free) and (203) 719-4210 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Dealer Managers or the Depositary and Information Agent makes any recommendations as to whether holders should tender their notes pursuant to the offer.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.

Enquiries of the Company

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence	James Henderson
Vice President, Investor Relations and Communications	jhenderson@pelhambellpottinger.co.uk
713-351-3006	Mark Antelme
slawrence@energyxxi.com	mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/
Jeremy Porter – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7107 8000